EXHIBIT 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is made and entered into by and between MiMedx, Inc., a Florida corporation having a place of business at 1234 Airport Road, Suite 105, Destin, Florida 32541 (the “Company”) and Dr. Thomas Koob (“Executive”) as of March 1, 2007 (the “Effective Date”).

1. Position and Duties. Executive shall be employed by the Company as its Chief Scientific Officer, reporting to the Company’s Chief Executive Officer. Executive agrees to devote his or her full business time, energy and skill to his or her duties as directed by the Company from time to time These duties shall include all those duties customarily performed by the Chief Scientific Officer and the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than forty-five (45) miles from such location.

2. Term of Employment. Executive’s employment as an employee of the Company will be for a three-year term, commencing with the Effective Date, and ending thirty-six (36) months thereafter, subject to earlier termination by Executive or the Company, as provided herein. Such employment may be terminated by Executive or the Company at any time, with or without good reason. Upon the termination of Executive’s employment as an employee of the Company, for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except for the accrued rights of the Executive hereunder and as set forth in this paragraph and paragraphs 6 and 7 below and the continuing obligations of Executive under paragraphs 7, 8, 9 and 10 below.

3. Compensation. Executive shall be compensated by the Company for his services as follows:

(a) Sinning Bonus. Executive shall receive in the month of March a signing bonus equal to $29,166.66.

(b) Base Salary. Executive shall be paid a monthly Base Salary of $11,583.33 per month ($175,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s salary shall be reviewed on at least an annual basis. In the event of such an increase, that increased amount shall become Executive’s Base Salary. The parties acknowledge that Executive may be eligible for bonus arrangements, but such bonus amounts shall be determined by the sole discretion of the Board of Directors.

4. Benefits. Executive shall have the right to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time, provided that Executive meets the minimum eligibility requirements applicable to such benefits.

5. Stock. Executive shall be eligible to be granted options for the purchase of the Company’s shares and such option grants shall be solely at the discretion of the Board of Directors. Such option shall be subject to vesting and shall have an exercise price at the fair market value as determined by the Board of Directors. Executive agrees that such options shall be governed by the Company’s stock option plan and the Company’s standard option award agreement, which Executive agrees to sign as a condition to receiving such options.

6. Benefits Upon Termination. In the event of Executive’s voluntary termination from employment with the Company, or in the event that Executive’s employment terminates as a result of his death or disability, Executive shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3 above through the date of termination or in the case of any stock, vested through the date of termination.

7. Benefits Upon Other Termination. Executive agrees that his employment may be terminated by the Company at any time, with or without good reason. In the event of the termination of Executive’s employment by the Company for the reasons set forth below, he shall be entitled to the following:

(a) Termination for Good Reason. If Executive’s employment is terminated by the Company for good reason as defined below, Executive shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3, or in the case of any stock options, vested through the date of his termination.

For purposes of this Agreement, a termination “for good reason” occurs if Executive is terminated for any of the following reasons:

(i) theft, dishonesty, or falsification of any employment or Company records;

(ii) conviction of a felony or any act involving moral turpitude;

(iii) consistent poor performance, as determined by the Board in its sole discretion;

(iv) improper disclosure of the Company’s confidential or proprietary information;

(v) any act by Executive that has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach of this Agreement, including without limitation, failure to follow the directives of the Board of Directors or the person to whom Executive reports, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(b) Termination Without Good Reason. If the Company requires the Executive, without Executive’s consent and as a result Executive voluntarily terminates his or her employment with the Company, to be based at any location more than forty-five (45) miles from the location at which the Executive initially is employed within thirty days of this Employment Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities consistent with practices in effect prior to the Effective Date, this shall constitute termination without good reason. If Executive’s employment is terminated by the Company following the Effective Date for any reason other than for good reason (as defined above), Executive shall be entitled to the following separation benefits:

(i) all accrued compensation and benefits through the date of termination including any option grants that have been vested through the termination date; and

(ii) continued payment of Executive’s salary at his Base Salary rate together with applicable fringe benefits as provided to other executive employees, less applicable withholding, until the end of the Term of Employment as set forth in this Employment Agreement.

8. Employee Inventions and Proprietary Rights Assignment Agreement. During the Term of this Agreement and during the term of and as a condition to receive such payments to Executive under paragraph 6 above, Executive agrees to execute and abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement, in substantially the form attached as Exhibit A hereto.

9. Agreement Not To Compete. Executive agrees that in the event of his termination at any time and for any reason, he shall not, without the prior written consent of the Company, for a period of twelve (12) months, compete with the Company by (i) serving as a partner, employee, officer, director, manager or agent for, (ii) directly or indirectly own, purchase, or organize, or (iii) build, design, finance, work or consult for or otherwise affiliate with any business in competition with the Company’s business, using confidential or proprietary information of the Company, in any way.

10. Employee Non-Solicitation. During the term of this Agreement and for a period of one year after termination, Executive covenants and agrees that he shall not, directly or indirectly: (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee of the Company who performed work for the Company within the twelve month period prior to the termination of Executive’s employment or (b) otherwise encourage, solicit, or support any such employee(s) to leave their employment with the Company, until such employee’s employment with the Company has been voluntarily or involuntarily terminated or separated for at least six (6) months.

11. Customer Non-Solicitation. During the term of this Agreement and for a period of two (2) years thereafter (the “Protected Period”), Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon with the intent of doing business with, any one or inure of the customers or clients of the Company with whom Executive has had material contact during the twelve (12) month period prior to the termination of this Agreement (including prospects of the Company with whom Executive had such contact during said period) if the purpose of such activity is either (1) to solicit these customers or clients or prospective customers or clients for a Competitive Business as herein defined (including but not limited to any Competitive Business started by Executive) or (2) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company. Executive acknowledges that due to his relationship with the Company, Executive will develop special contacts and relationships with the Company’s clients and prospects, and that it would be unfair and harmful to the Company if Executive took advantage of these relationships in a Competitive Business.

A “Competitive Business” is an enterprise that engages in the activity of replacement products and services which products and/or services are substantially similar or identical to those offered by the Company during the twelve (12) month period prior to the termination of this Agreement.

12. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Atlanta, Georgia in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information, competition or solicitation prohibited by this Agreement, in which case the Company make seek injunctive relief and damages in any court of competent jurisdiction.

13. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if telecopied, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by telecopy and acknowledgment of receipt by the recipient’s telecopy machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:	MiMedx, Inc.
1234 Airport Road, Suite 105
Destin, FL 32541
Attn: Tom D’Alonzo, CEO

If to Executive:	To the address on record for the Executive

14. Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida. In the event of any conflict between this Agreement and the Executive Employment Agreement to which this Agreement is attached, the Executive Employment Agreement shall control.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

16. Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the agreement described in paragraph 8 and (ii) any stock or option agreements between Executive and the Company. This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

17. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

MINIEDX, INC.

By:	/s/ John C. Thomas, Jr.
	Its:	John C. Thomas, Jr.

/s/ Thomas J. Koob

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with MiMedx, Inc., a Florida corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the company to preserve and protect its “proprietary information” (as defined in Section 7 below), its rights in “inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this employee invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets.

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under tile Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

4. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

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5. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

6. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and domain names

7. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

8. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

10. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

11. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws, If any provision of this Agreement is determined by any court or

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arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

13. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

14. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

15. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

16. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

17. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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MIMEDX, INC.			EMPLOYEE:

By:	/s/ John C. Thomas, Jr.,		/s/ Thomas J. Koob
	Chief Financial Officer		Signature
	Name:	John C. Thomas, Jr.

Thomas J. Koob
Name (please print)

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